Exhibit 99.1

IMPORTANT NOTICE REGARDING

BLACKOUT PERIOD AND RESTRICTIONS

ON YOUR ABILITY TO TRADE SHARES OF THE COMPANY’S EQUITY SECURITIES

BECAUSE OF A 401(k) PLAN BLACKOUT PERIOD

This notice is to inform you of significant restrictions on your ability to trade any equity securities of Allegheny Technologies Incorporated (“ATI” or the “Company”) during an upcoming “blackout period” that will apply to the Company’s 401(k) savings plans (the “401(k) Plans”). Because certain participants in the 401(k) Plans will be prohibited from trading Company equity securities, this special “blackout period” is imposed on executive officers and directors of the Company by the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction) and is in addition to the Company’s trading windows related to its earnings releases and other material developments from time to time.

The special blackout period is being imposed because the account balances of certain bargaining participants in the 401(k) Plans are being consolidated into a single plan. The special blackout period will begin at 3:00 p.m. Eastern Time on August 25, 2016 and is expected to end during the week of September 12, 2016 (the “Blackout Period”). During the Blackout Period, participants in the 401(k) Plans will not be able to process any account transactions, including from or to their Company stock funds.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Securities and Exchange Commission Regulation BTR, the Company’s executive officers and directors are prohibited during the Blackout Period from purchasing, selling or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with his or her employment as an executive officer or services as a director.

Please note the following:

•	“Equity securities” is defined broadly to include the Company’s common stock, stock options, and other derivative securities.

•	Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

•	Among other things, these rules prohibit exercising options granted to you in connection with your employment as an executive officer or service as a director, selling shares of common stock acquired pursuant to such options, selling shares of common stock originally received as a restricted stock unit grant or upon the vesting of a restricted stock unit, or selling shares to cover withholding taxes upon the vesting of restricted stock units.

•	Exemptions from these rules generally apply for purchases or sales under dividend reinvestment plans, sales required by laws, regularly scheduled grants or awards under the Company’s equity compensation plans and certain other “automatic” transactions.

Inquiries with respect to this blackout period, including determining whether this blackout period has ended, should be directed to:

Elliot S. Davis

Senior Vice President, General Counsel,

Chief Compliance Officer and Corporate Secretary

Allegheny Technologies Incorporated

1000 Six PPG Place

Pittsburgh, PA 15222-5479

(412) 394-2800

These rules apply in addition to the trading restrictions under the Company’s insider trading policy. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. The SEC regulations regarding the Blackout Period restrictions are complex. To avoid any inadvertent violations of the Blackout Period restrictions, executive officers and directors are required to follow the Company’s pre-clearance procedures in connection with any proposed transaction in Company securities. If you have any questions regarding the Company’s pre-clearance procedures or your ability to engage in any transaction, please contact Elliot S. Davis.

July 22, 2016